Exhibit 99.1

                                                         Contacts:
                                                           Rachael Scherer
                                                           Investor Relations
                                                           763/514-4971

                                                           Jessica Stoltenberg
                                                           Public Relations
                                                           763/514-3333


F O R   I M M E D I A T E   R E L E A S E

             MEDTRONIC REPORTS QUARTERLY EARNINGS-PER-SHARE GAIN OF
              24% FUELED BY STRONG SALES ACROSS MAJOR PRODUCT LINES
               Revenue Growth Highlighted by Gains in Implantable
                       Defibrillators and Coronary Stents

         MINNEAPOLIS, MN, November 20, 2000 - Spurred by strong sales growth in coronary stents and implantable defibrillators and across the board growth in all product lines, Medtronic, Inc. (NYSE: MDT), announced today that quarterly diluted earnings per share for the period ended October 27, 2000, increased 24 percent to $0.26, compared with the $0.21 reported in the same period a year ago. Net earnings rose 21 percent to $314 million, compared with $261 million reported in the prior-year quarter.

         Quarterly revenues of $1,361 million marked an increase of 17.4 percent on a constant-currency basis. Unfavorable foreign currency rates reduced revenues by $34 million, lowering the reported revenue gain to 14.4 percent over the second quarter of the prior year. Unless otherwise noted, all growth percentages are quoted on a constant-currency basis.

         Officials credited the company's industry-leading performance to market-share gains in defibrillators and coronary stents, together with broad-based revenue growth across major product lines. Implantable defibrillators, coronary vascular, neurological products, spinal surgery products, heart valves and tissue stabilization devices for beating heart surgery, all posted revenue increases of more than 20 percent in the quarter.

         "We are pleased with the very solid performance this quarter, which was balanced across multiple businesses and geographies," said William W. George, chairman and chief executive officer.

         Art Collins, president and chief operating officer, noted, "Medtronic's revenue performance growth rate continues to lead the medical technology industry. Our top-line growth was nearly triple the average revenue growth of our industry competitors. Equally important, the company's robust product pipeline lays the foundation for continuing future growth."

Cardiac Rhythm Management Businesses

         Worldwide quarterly revenue of $670 million for the Cardiac Rhythm Management businesses increased 13 percent on a constant-currency basis over sales in last year's comparable quarter.

         Worldwide implantable cardioverter-defibrillator (ICD) sales grew 22 percent on a unit growth of 24 percent. Medtronic gained several points of market share as physicians increasingly opted for the superior therapeutic capabilities of the Medtronic GEM II systems, which combine sophisticated PR Logic(TM) detection algorithms, shorter charge times, higher Joule output and patient-friendly features such as Patient Alert(TM).

         Next month, Medtronic plans to launch its GEM II single- and dual-chamber models in Japan and the new Sprint(TM) Quattro Model 6944 quadripolar defibrillation sensing lead in the United States. Worldwide introduction of the GEM III family of defibrillators is expected later in the fiscal year, including therapeutically-advanced single- and dual-chamber models and the GEM III AT, which will add another therapeutic approach to the treatment of atrial fibrillation. In addition, Medtronic's defibrillators and all other Cardiac Rhythm Management products will soon benefit from the easy-to-use Vision 2001 software interface upgrade for Medtronic's 9790 industry-leading device programmer.

         Worldwide pacing sales grew at 9 percent on a constant-currency basis, reflecting a double-digit increase in unit sales and sustaining market share well above 50 percent. Results were driven by the expansion of the worldwide sales force, combined with continuing strong acceptance of the Medtronic Kappa(R) family of pacemakers and the Vitatron product line, which now includes the Vitatron Selection(TM) AFm pacing system released in the U.S. market in September. Rapid market acceptance of the Medtronic AT500(TM) pacing system spurred European and Canadian sales in the last part of the quarter and underscored the focus on new indications for pacing therapy. Emerging device-based therapies for heart failure also contributed to sales as the Medtronic InSync(TM) ICD device entered the European market.

         Medtronic Physio-Control achieved modest growth in the quarter. Placement of AEDs in public places such as shopping malls and airliners is gaining momentum as the organization anticipates implementation of the Cardiac Arrest Survival Act (CASA), the nation's first law expected to increase the availability of AEDs in federal buildings nationwide.

Vascular Businesses

         Medtronic Vascular recorded worldwide sales of $215 million for the quarter, 35 percent above those of last year's comparable period, as the organization became the overall leader in international markets for coronary stents.

         Coronary stent revenue of $157 million rose above last quarter's level and was up 53 percent worldwide and 71 percent in the United States over the same quarter last year. The Medtronic S670 modular coronary stent continued its strong acceptance in the medical community, leading Vascular to achieve 30 percent worldwide market share and become the market leader outside the United

States. Results reflected strong growth in Japanese stent sales, which were up 65 percent, and physician interest in recently released data from the European Restenosis and Clinical Evaluation in Coronary Arteries Study (RACECAR) showing the S670 restenosis rate at 9.8 percent, the best performance among stents measured.

         Medtronic Vascular is the only provider of both modular and tubular stents. Solid market penetration of the Medtronic BeStent(TM) 2 tubular stent, released in the United States late in the quarter, is expected to continue as the company awaits the launch outside the United States of the S7, successor to the popular S670 model, later in the third quarter. Concurrently, the pending acquisition of PercuSurge, Inc., the first company in the world to market a distal protection device to reduce complications in the treatment of vascular disease, will expand Medtronic's Vascular portfolio.

         Peripheral Vascular results declined moderately compared to the same quarter last year because of production pauses related to the expansion and upgrading of the manufacturing capability for the clinically preferred Medtronic AneuRx(TM) stent graft for treatment of abdominal aortic aneurysms. The company expects sales improvements within the next few months as full-scale production resumes.

Neurological, Spinal and Ear, Nose and Throat (ENT) Businesses

         Medtronic's Neurological, Spinal and ENT organization continued its strong growth history at a rate of over 20 percent, achieving worldwide sales of $360 million, a 22 percent gain for the quarter.

         The new Medtronic Synergy(TM) neurostimulation device for pain highlighted a 24 percent increase in revenue from the neurological product lines (neurostimulators, drug delivery systems and diagnostic systems). During the next quarter, Medtronic expects U.S. commercial release of Activa(R) Parkinson's Control Therapy. An advisory panel to the U.S. Food and Drug Administration recommended approval last March.

         Spinal surgery products continued their solid revenue growth - 26 percent worldwide and 31 percent in the United States -- on the strength of lumbar, interbody, and cervical devices.

Cardiac Surgery Businesses

         Quarterly Cardiac Surgery business revenues, which grew 6 percent to $116 million worldwide, reflected several strong market trends. Bioprosthetic heart valve sales rose 39 percent as surgeons increasingly opted for tissue valves over mechanical models. Medtronic moved into a solid second position in this market with the industry's largest product line of tissue offerings under the Mosaic(R), Freestyle(R), Hancock(R) and Hancock II brand names. With revenue growth of 59 percent, Medtronic's Octopus(R) Tissue Stabilization Systems were one of the company's fastest-growing product lines. Sales of the traditional perfusion systems declined moderately during the quarter as physician preference continues to shift to minimally invasive approaches.

First Half Performance

         Medtronic's earnings for the first half of fiscal 2001 were $615 million ($0.50 per diluted share), an increase of 20 percent over the same period a year ago before the non-recurring litigation judgment charge in the first quarter of this fiscal year and $603 million ($0.49 per diluted share) after the charge. Revenues were $2,671 million, an increase of 17.4 percent on a constant currency basis, over sales of $2,324 million in the comparable prior period, and 15 percent after the negative foreign currency impact of $54 million.

         Medtronic will host a teleconference Monday, November 20, at 5 p.m., EST (4 p.m., CST) for shareholders, security analysts and the media to discuss second quarter financial results. The teleconference will be webcast simultaneously through Medtronic's Website at www.medtronic.com. It will be available for replay until 12 a.m.
(CST) on November 27, 2000.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

Any statements made regarding the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties, such as those described in the company's Annual Report, and on Form 10K for the year ended April 30, 2000. Actual results may differ materially from anticipated results.

                                               [tabulation follows]

                                                            MEDTRONIC, INC.
                                                  CONSOLIDATED STATEMENT OF EARNINGS
                                                              (Unaudited)
                                                 (in millions, except per share data)

                                                          Three months ended             Six months ended          Six months ended
                                                   ---------------------------------
                                                                                            10/27/2000                10/29/1999
                                                                                 -----------------------------    -----------------
                                                                                 Before       Litigation
                                                                                 Litigation
                                                                                 Judgment      Judgment     Reported
                                                                                 ------------------------------------
                                                    10/27/2000       10/29/1999
                                                   ------------     ------------

Net sales                                          $   1,361.4        $ 1,190.3  $ 2,671.3                  $ 2,671.3    $ 2,323.5

Costs and expenses:
  Cost of products sold                                  366.8            313.3                                 697.3        599.7
                                                                                     697.3
  Research and development expense                       143.1            117.2                                 279.0        231.2
                                                                                     279.0
  Selling, general, and administrative expense           400.8            377.6                                 810.9        739.9
                                                                                     810.9
  Litigation judgment                                                                                            16.9
                                                                                         -        16.9                           -
  Interest expense                                         4.3              3.6                                   7.6          6.8
                                                                                       7.6
  Interest income                                       (18.4)            (6.7)      (32.8)                     (32.8)       (13.3)
                                                   -----------        ---------  ----------   ---------    ------------  -----------
    Total costs and expenses                             896.6            805.0    1,762.0        16.9
                                                   -----------        ---------  ----------   ---------    ------------  -----------

Earnings before income taxes                             464.8            385.3      909.3       (16.9)          892.4       759.2

Provision for income taxes                               150.7            124.7      294.8        (5.5)          289.3       246.2
                                                   -----------        ---------  ----------   ---------    ------------  -----------
Net earnings (loss)                                 $    314.1         $  260.6   $  614.5    $  (11.4)        $ 603.1     $ 513.0
                                                   ===========        =========  ==========   =========    ============  ===========

Earnings per share
         Basic                                       $    0.26          $  0.22    $  0.51    $ (0.01)         $  0.50     $  0.43
                                                   ===========        =========  ==========   =========    ============  ===========
         Diluted                                     $    0.26          $  0.21    $  0.50    $ (0.01)         $  0.49     $  0.42
                                                   ===========        =========  ==========   =========    ============   ==========

Weighted average shares outstanding
         Basic                                         1,199.7          1,194.1    1,199.0                     1,199.0     1,193.8
         Diluted                                       1,225.6          1,219.5    1,225.3                     1,225.3     1,220.2
